Exhibit I

January 17, 2018

Ministry of Finance

Government of Israel

1 Kaplan Street

Hakirya, Jerusalem 91008

ISRAEL

Ladies and Gentlemen:

We have acted as special United States counsel for the Government of Israel (“Israel”) in connection with the issuance and offering for sale of U.S.$1,000,000,000 aggregate principal amount of its 3.250% bonds due 2028 (the “2028 Bonds”) and U.S.$1,000,000,000 aggregate principal amount of its 4.125% bonds due 2048 (the “2048 Bonds” and, together with the 2028 Bonds, the “Bonds”) in the form of a takedown from Israel’s Registration Statement No. 333-184134 under Schedule B (the “Registration Statement”). The issuance and offering for sale of the Bonds are collectively referred to herein as the “Offering”. In connection with the Offering we have reviewed the Registration Statement, the Prospectus dated January 6, 2016 (the “Prospectus”), the Prospectus Supplement dated January 10, 2018 (the “Prospectus Supplement”), the Fiscal Agency Agreement dated as of March 13, 2000, as amended by Amendment No. 1 to Fiscal Agency Agreement dated as of February 24, 2004 and as amended by Amendment No. 2 to Fiscal Agency Agreement dated as of January 5, 2016 (as so amended, the “Fiscal Agency Agreement”) between Israel and Citibank, N.A., as the fiscal agent, and the Underwriting Agreement dated January 10, 2018 (the “Underwriting Agreement”) by and among Israel and Citigroup Global Markets Inc., Deutsche Bank Securities Inc. and Goldman Sachs & Co. LLC (collectively, the “Underwriters”). We have also reviewed Amendment No. 3 to Israel’s Annual Report on Form 18-K/A for the fiscal year ended December 31, 2016 (the “Amendment”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended. The Underwriting Agreement and the Fiscal Agency Agreement are collectively defined herein as the “Agreements”.

In rendering the opinion expressed below, we have examined such certificates of public officials, government documents and records and other certificates and instruments furnished to us, and have made such other investigations, as we have deemed necessary in connection with the opinion set forth herein. Furthermore, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authority of Israel to enter into the Agreements and cause the issuance of the Bonds, and the conformity to authentic originals of all documents submitted to us as copies. As to any document originally prepared in any language other than English and submitted to us in translation, we have assumed the accuracy of the English translation.

Ministry of Finance

Government of Israel

January 17, 2018

This opinion is limited to the federal laws of the United States and the laws of the State of New York, and we do not express any opinion herein concerning the laws of any other jurisdiction. Insofar as the opinion set forth herein relates to matters of the laws of Israel, we have relied upon the opinion of the Legal Advisor to the Ministry of Finance of the State of Israel, a copy of which is being filed as an exhibit to the Amendment, and our opinion herein is subject to any and all exceptions and reservations set forth therein.

Based upon and subject to the foregoing and assuming the due authorization of the Bonds by Israel, we are of the opinion that when the Bonds have been duly authorized, issued, and executed by Israel and authenticated, delivered, and paid for as contemplated by the Agreements, the Prospectus and any amendment and supplement thereto, the Bonds will constitute valid and legally binding direct and unconditional obligations of Israel under the laws of the State of New York, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, receivership and similar laws relating to or affecting creditors’ rights generally and to equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).

We are also of the opinion that the material anticipated U.S. federal income tax consequences of the purchase, ownership, and disposition of the Bonds are as set forth in that section of the Prospectus Supplement entitled “Taxation – United States”.

We hereby consent to the filing of this opinion as an exhibit to the Amendment and to the reference to this firm under the heading “Validity of the Bonds” in the Prospectus Supplement and under the heading “Validity of the Debt Securities” in the Prospectus. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Arnold & Porter Kaye Scholer LLP